Exhibit (11)

[ROPES & GRAY LLP LETTERHEAD]

February 24, 2009

HighMark Funds

350 California Street, Suite 1600

San Francisco, California 94104

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by HighMark Funds (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by each of the series of shares of beneficial interest of the Trust listed on Schedule A hereto (each an “Acquiring Fund,” and collectively, the “Acquiring Funds”) of all the assets and certain liabilities of the corresponding series of North Track Funds, Inc. (“North Track”) listed on Schedule A hereto (each an “Acquired Fund,” and collectively, the “Acquired Funds”) and the issuance of Class A, Class B and Class C shares of beneficial interest of the Acquiring Funds in connection therewith (the “Shares”), all in accordance with the terms of the Agreements and Plans of Reorganization, dated February 17, 2009, each by and among the Trust, on behalf of an Acquiring Fund, North Track, on behalf of the corresponding Acquired Fund, Ziegler Capital Management, LLC and HighMark Capital Management, Inc. (each, an “Agreement and Plan of Reorganization”).

We are familiar with the actions taken by the trustees of the Trust to authorize the issue and sale to the public from time to time of authorized and unissued shares of each Fund. We have examined the Trust’s declaration of trust and the amendments thereto (the “Declaration of Trust”) on file in the office of the Secretary of the Commonwealth of Massachusetts. We have also examined a copy of the Trust’s code of regulations, the Agreements and Plans of Reorganization, and such other documents, receipts and records as we have deemed necessary for purposes of this opinion.

We have assumed, for the purpose of this opinion, that each Agreement and Plan of Reorganization has been duly authorized, executed and delivered by each party thereto and constitutes a legal, valid and binding obligation of the Trust, on behalf of the applicable Acquiring Fund.

We have made such examination of Massachusetts law as we have deemed relevant for the purpose of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

HighMark Funds

February 24, 2009

Based on and subject to the foregoing, we are of the opinion that the beneficial interest of each Acquiring Fund is divided into an unlimited number of Shares, and that, when the Shares are issued in accordance with the applicable Agreement and Plan of Reorganization and sold as of the closing date on the terms described in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, order or other undertaking issued by or on behalf of the Trust or its trustees relating to the Trust or any series of the Trust. The Declaration of Trust provides for indemnification out of the property of a particular series of shares for all loss and expense of any shareholder of that series held personally liable solely by reason of his or her being or having been a shareholder of that series. Thus, the risk of a shareholder incurring financial loss on account of being such a shareholder is limited to circumstances in which that series of shares itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule A

Acquiring Fund	Acquired Fund(s)
HighMark Large Cap Growth Fund	North Track Dow Jones U.S. Health Care 100 Plus Fund
HighMark Large Cap Value Fund	North Track Dow Jones U.S. Financial 100 Plus Fund
HighMark Value Momentum Fund	North Track S&P 100 Index Fund North Track Large Cap Equity Fund